SCHEDULE 14A
                               (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

         Filed by the Registrant [X]
         Filed by a Party other than the Registrant  [  ]

         Check the appropriate box:
         [  ]  Preliminary Proxy Statement  [ ]Confidential, For Use of the Com-
                                               mission Only (as permitted by
                                               Rule 14a-6(e)(2))
         [X ]     Definitive Proxy Statement
         [  ]     Definitive Additional Materials
         [  ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Watson Wyatt & Company
            (Name of Registrant as Specified in Its Charter)

                        Watson Wyatt & Company
       (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
         [X] No fee required.
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
             and 0-11.
         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transactions applies:

              (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

         [ ]  Fee paid previously with preliminary materials:

              [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, Schedule or Registration Statement no.:

         (3) Filing Party:

         (4) Date Filed:

                               DEFINITIVE COPIES

                              [GRAPHIC OMITTED]


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              November 20, 1997
                             Seattle, Washington


The Fifty-first Annual Meeting of Shareholders of Watson Wyatt & Company (the "Company" or "Watson Wyatt") will be held on Thursday, November 20, 1997, at 8:30 a.m., Pacific Time, at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington, for the following purposes:

 I. To elect directors of the Company to hold office until the next Annual Meeting of Shareholders or until the election and qualification of their successors.

II. To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on October 30, 1997, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

WE STRONGLY URGE YOU TO REVIEW THIS PROXY STATEMENT AND TO COMPLETE AND RETURN THE ENCLOSED PROXY BALLOT AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. VOTING YOUR SHARES IMMEDIATELY WILL HELP TO AVOID COSTLY FOLLOW-UP E-MAIL AND TELEPHONE SOLICITATION.

TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY BALLOT PROMPTLY AND DELIVER IT TO YOUR OFFICE ADMINISTRATOR IN THE ENCLOSED ENVELOPE. OFFICE ADMINISTRATORS WILL FORWARD THE SEALED ENVELOPES TO PRICE WATERHOUSE LLP IN WASHINGTON, D.C.

                                         By Order of the Board of Directors




                                          Walter W. Bardenwerper, Secretary


Bethesda, Maryland
October 31, 1997

                         [GRAPHIC OMITTED]

                   P R O X Y S T A T E M E N T


                ANNUAL MEETING OF SHAREHOLDERS

                         NOVEMBER 20, 1997


This Proxy Statement and the attached Proxy are being furnished to shareholders ("Shareholders") of Watson Wyatt & Company (the "Company" or "Watson Wyatt") on or about October 31, 1997, in connection with the Annual Meeting of Shareholders of the Company to be held on November 20, 1997, at the time and place and for the purposes set forth in the accompanying notice of the meeting.

The accompanying Proxy is solicited on behalf of the management of the Company. Shareholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by giving notice to the Company in writing or in person at the meeting. All shares of the Company's common stock ("Common Stock") represented by properly executed and unrevoked proxies received in time for the Annual Meeting will be voted.

FINANCIAL DATA AND OTHER INFORMATION

A copy of the Annual Report to Shareholders of the Company for the fiscal year ended June 30, 1997 accompanies this Proxy Statement. The Annual Report includes descriptions of the operations of the Company and presents the Company's audited financial statements.

OUTSTANDING STOCK ENTITLED TO VOTE

Each holder of record of Common Stock at the close of business on October 30, 1997 is entitled to one vote per share on each matter to come before the Annual Meeting. At the close of business on October 20, 1997, 17,704,328 shares of Common Stock were outstanding and entitled to vote. Shares representing a majority of all of the outstanding shares of the Company must be represented at the meeting in person or by Proxy in order to conduct business at the meeting.

A list of Shareholders will be available for inspection at least ten days prior to the Annual Meeting at the Office of the Secretary, 6707 Democracy Boulevard, Suite 800, Bethesda, Maryland 20817.

                      I. ELECTION OF DIRECTORS

The Board of Directors has nominated the sixteen individuals listed below for election to the Board of Directors. Subject to prior resignation or removal, each Director elected will hold office until the next Annual Meeting or until his/her successor is elected and qualified. The election of any individual Nominee to the Board requires the affirmative vote of a majority of the outstanding shares present in person, or by Proxy at the Annual Meeting. For purposes of determining the existence of a quorum, votes to withhold authority and to abstain will be counted as present and will have the same effect as "no" votes for purposes of determining whether the required vote has been obtained.

If any nominee for a directorship is unable to serve as a Director at the time of the Annual Meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors. Management has no reason to believe, at this time, that any of the nominees listed below will be unable to serve.

Although the Company's Bylaws permit a maximum of twenty-five directors, the Bylaws give the Board of Directors the authority to determine the actual number of directors within that limit. The Board of Directors has set the size of the Board at sixteen. The Board of Directors recommends that the Shareholders vote FOR each of the sixteen nominees listed below.


BIOGRAPHICAL INFORMATION FOR NOMINEES TO THE BOARD

Charles A. Clemens (Age - 55): Vice President, Director and a member of the Board of Directors of Watson Wyatt Investment Consulting, Inc. In 1968, Mr. Clemens became a consultant with J.H. Daoust & Co., a business acquired by the Company in 1973. Mr. Clemens is Chair of the Executive Committee and is a member of the Compensation and Stock and Executive Pay Committees of the Board and has been a Director since 1992. Mr. Clemens formerly managed the Cleveland office and the Midwest Region. Mr. Clemens is the brother-in-law of Mr. Daoust.

Paul R. Daoust (Age - 49): Executive Vice President, Chief Operating Officer and Director, as well as an officer and director of various subsidiaries of the Company. In 1970, Mr. Daoust joined J.H. Daoust & Co., a business acquired by the Company in 1973. Mr. Daoust is a member of the Executive and the Compensation and Stock Committees of the Board and has been a Director since 1989. Mr. Daoust is a Director of Watson Wyatt Holdings (Europe) Limited. Mr. Daoust formerly managed the Boston and New York offices. Mr. Daoust is the brother-in-law of Mr. Clemens.

Paula A. DeLisle (Age - 43): Managing Consultant, Hong Kong. Ms. DeLisle has been with the Company since 1982 and has served as a consultant in the Hong Kong office, rendering compensation and human resources management consulting services to multinational firms throughout Asia. Ms. DeLisle is also responsible for the Asia-Pacific operations of Watson Wyatt Data Services.

David B. Friend (Age - 41): Northeast Regional Manager. Dr. Friend has been with the Company since 1995 and formerly held the position of Practice Director of the Company's Group & Health Care Practice. Prior to joining the Company, Dr. Friend served on the medical staff at Malden Hospital for one year and prior thereto, he was completing his medical education at the University of Connecticut. Prior to attending medical school, Dr. Friend held the position of Executive Vice President of High Voltage Engineering.

John J. Gabarro (Age - 58): Director. Mr. Gabarro has served as the UPS Foundation Professor of Human Resource Management at the Harvard Business School since 1990. Mr. Gabarro joined the Harvard faculty as an assistant professor in 1972, and became a full professor in 1979. Mr. Gabarro has served as faculty chairman of Harvard's International Senior Management Program and as Chairman of its Organizational Behavior and Human Resources Management faculty. Mr. Gabarro has worked as a consultant on organizational change and executive transitions. He also serves as trustee of the American Institute for Managing Diversity and of the Worcester Polytechnic Institute. Mr. Gabarro is a member of the Audit and Executive Pay Committees of the Board and has been a Director since 1995.

John J. Haley (Age - 47): Vice President, Retirement Practice Director and Director. Mr. Haley joined the Company in 1977 as a consulting actuary, and continues to render services in the retirement field. Mr. Haley is a member of the Executive Committee and Chair of the Finance Committee of the Board and has been a Director since 1992. Mr. Haley is a member of the Management Committee of Watson Wyatt Partners ("Watsons"), and is on the Board of Managers of Wellspring Resources, LLC ("Wellspring"). Mr. Haley formerly managed the Washington, D.C. office.

Gary T. Hallenbeck (Age - 54): Vice President of Corporate Strategy and Development and Director. Mr. Hallenbeck joined the Company in 1993. From 1970 to 1993, Mr. Hallenbeck was with the management consulting firm of Towers Perrin in a series of positions, including Vice President and Manager-Employee Benefit Consulting Services from 1987 to 1990, and Vice President and Manager of the New York office from 1990 to 1993. From 1988 to 1991, Mr. Hallenbeck was a Director of Towers Perrin. Mr. Hallenbeck is a member of the Compensation and Stock Committee of the Board and has been a Director since 1995. Mr. Hallenbeck formerly managed the New York office and the Company's Northeast Region.

Ira T. Kay (Age - 47): Vice President, Practice Director of the Company's Compensation Practice and Director. Mr. Kay has been with the Company since 1993. Prior to his tenure with the Company, Mr. Kay was a Managing Director and served on the Partnership Management Committee of The Hay Group. Prior to his association with Hay, Mr. Kay was a Managing Director in the Human Resources Department of Kidder Peabody. Mr. Kay is a member of the Compensation and Stock Committee of the Board and has been a member of the Board since 1996.

Brian E. Kennedy (Age - 54): Vice President, Managing Director, Canada, Managing Consultant, Toronto and Director. Mr. Kennedy joined the Company in 1995. Prior to joining the Company, Mr. Kennedy was with the Alexander Consulting Group for 18 years, most recently as Chairman and Chief Executive Officer of Alexander Clay, their U.K. and European operations. Beginning in 1986, Mr. Kennedy served on the Board of Directors of several Alexander Consulting Group companies. Mr. Kennedy is a member of the Audit Committee of the Board and has been a member of the Board since 1996.

Robert D. Masding (Age - 53): Senior Partner, Watsons, and Director. Mr. Masding has been engaged in the actuarial consulting business since 1969 and has been a partner of Watsons, which is a U.K. partnership, since 1972. Mr. Masding has been a member of the Board since March 1995, subsequent to the formation of the alliance between the Company and Watsons.

R. Michael McCullough (Age - 58): Director. Mr. McCullough is the retired Chairman of Booz, Allen & Hamilton. Mr. McCullough was elected to this position in 1984. He joined Booz, Allen & Hamilton in 1965 as a consultant, and was elected a Partner in the firm in 1971. In 1978, he became Managing Partner of the firm's Technology Center. Mr. McCullough is a member of the Boards of Interstate Hotels, O'Sullivan Corporation and Host Marriott Services. Mr. McCullough is Chairman of the Executive Pay Committee and a member of the Audit Committee of the Board, and has been a member of the Board since July 1996, when he was appointed to fill a vacancy.

Gail E. McKee (Age - 38): Account Manager and Director of Account Management for the Western Region. Ms. McKee joined the Company in 1992. From April 1996 through January 1997, Ms. McKee worked for Wellspring, and was Vice President of Client Services from June 1996 through January 1997. Prior to joining the Company, Ms. McKee was with the Walt Disney Company, most recently as the Manager of International Compensation and Benefits. She began her career with Hewitt Associates, where she was an Account Manager for nearly eight years.

Paul V. Mee (Age - 51): Vice President, Western Regional Manager, and Managing Consultant, Southern California. Mr. Mee joined the Company in 1994, and is on the Board of Managers of Wellspring. From 1990 to 1994, Mr. Mee was a Managing Director of Alexander Consulting Group, a human resources and benefits consulting firm. Prior to that position, he was a Principal and Practice Leader with Towers Perrin.

A. W. "Pete" Smith, Jr. (Age - 53): President, Chief Executive Officer and Director, as well as an officer and director of various subsidiaries of the Company. Mr. Smith joined Cole Surveys, a subsidiary of the Company, in 1968. Mr. Smith is a member of the Executive Committee of the Board and has been a Director since 1986. Mr. Smith is also a Director of Watson Wyatt Holdings (Europe) Limited and is on the Board of Managers of Wellspring. From 1985 to 1992, Mr. Smith was Manager of the Company's San Francisco office; subsequently, he was Manager of the Washington, D.C. office from 1992 to 1993.

John A. Steinbrunner (Age - 47): Vice President, Midwest Region Retirement Practice Leader, Senior Retirement Consultant in Watson Wyatt's Cleveland office and Director. Mr. Steinbrunner has been with the Company since 1974 and was formerly the Retirement Practice Director. Mr. Steinbrunner is a member of the Audit Committee of the Board and has been a Director since 1996.

A. Grahame Stott (Age - 43): Vice President, Managing Director, Asia-Pacific Region and Director. Mr. Stott has been with the Company since 1982, has served as a consultant in and manager of the Hong Kong office and is a member of the Finance Committee and Chair of the Asia-Pacific Retirement Committee. Mr. Stott has been a Director since November 1995, when he was appointed to fill a vacancy.


STANDING COMMITTEES OF THE BOARD

Executive Committee

Walter W. Bardenwerper
Charles A. Clemens - Chair
Paul R. Daoust
John J. Haley
A.W. Smith, Jr.

The Executive Committee oversees and reviews the Company's long-range corporate and strategic planning. Additionally, it meets throughout the year between meetings of the Board of Directors to review, consider and make decisions affecting general management policies of the Company, to approve significant business decisions not requiring full Board approval and to make recommendations to the executive officers and the Board. The Committee held nine meetings during fiscal year 1997.

Compensation and Stock Committee

Charles A. Clemens
Paul R. Daoust
Gary T. Hallenbeck
Ira T. Kay
Robert J. Webb - Chair (non-director member)

The Compensation and Stock Committee oversees general compensation policies and practices, and makes recommendations and certain decisions regarding the administration of Common Stock transactions. The Compensation and Stock Committee does not, however, establish the compensation of the President, which is set by the Executive Pay Committee. The Committee held six meetings during fiscal year 1997.

Executive Pay Committee

Charles A. Clemens
John J. Gabarro
R. Michael McCullough - Chair
Robert J. Webb (non-director member)

The Executive Pay Committee determines the compensation of the CEO and, based on the recommendation of the CEO, reviews and approves the compensation of the COO. The Committee held two meetings during fiscal year 1997.

Audit Committee

John J. Gabarro
Brian E. Kennedy
R. Michael McCullough
Sylvester J. Schieber - Chair (non-director member)
John A. Steinbrunner

The Audit Committee assesses and monitors the control of financial transactions and oversees financial reporting to Shareholders and others. It also reviews (in cooperation with the Company's internal auditors, independent accountants and management) the Company's internal accounting procedures and controls, and the adequacy of the accounting services provided by the Company's Finance and Administration office. The Committee held three meetings during fiscal year 1997.

Finance Committee

Walter W. Bardenwerper
John J. Haley - Chair
Barbara L. Landes (non-director member)
A. Grahame Stott

The Finance Committee reviews and considers issues relating to the capital structure of the Company. This includes strategic determinations regarding the financing of the Company's future growth and development. The Committee held nine meetings during fiscal year 1997.



Note: The Board of Directors does not have a nominating committee or a committee performing similar functions.

DIRECTORS' MEETINGS

The Board of Directors conducted five meetings during fiscal year 1997. All directors attended more than 75% of the meetings of the Board and the Committees on which they served. All of the current Directors who are associates of the Company are not compensated separately for their services as directors or as members of any Committee of the Board. The Bylaws of the Company, however, do not prohibit directors who are not active associates from receiving compensation. Outside Directors in fiscal 1997 were paid a quarterly retainer of $6,250 plus $1,500 per day for Board meetings, $1,000 per day for regular Committee meetings ($750 if held in conjunction with a Board meeting), and $2,000 per day for Committee meetings if the outside Director chaired that Committee ($1,000 if held in conjunction with a Board meeting). Telephone meetings of less than four hours duration were compensated at 50% of the applicable per day fee. These fees are paid in shares of the Company's Common Stock (up to 7,500 shares), and the balance is paid in cash. The Company has established the Voluntary Deferred Compensation Plan to enable outside directors, at their election, to defer receipt of any or all of their director's fees until they are no longer serving as a Director of the Company. The Company intends to continue to similarly compensate outside directors for services rendered. The Company's Restated Certificate of Incorporation and its Bylaws provide that a Director need not be a shareholder of the Company.


BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of October 20, 1997. The figures below include shares owned through the Company's Stock Purchase Plan and the Stock Ownership Plan. Information is given below on an individual basis for all current Directors and Nominees to the Board and the five most highly compensated Executive Officers of the Company, and for all of the Company's Executive Officers and Directors as a group.

                                                   Number of Outstanding Shares
                                                  of Common Stock Beneficially
        Name and Principal                          Owned on October 20, 1997
Occupation with the Company                       (Percentage of Total Shares)

Walter W. Bardenwerper+                                      106,936 (*)
     Vice President; General Counsel
     and Secretary

Charles A. Clemens                                           301,200 (1.70%)
     Vice President

Paul R. Daoust                                               301,318 (1.70%)
     Executive Vice President
     and Chief Operating Officer

*Beneficial ownership of 1% or less of all of the outstanding Common Stock is indicated with an asterisk.

+Not standing for re-election to the Board of Directors.



                                               Number of Outstanding Shares
                                               of Common Stock Beneficially
        Name and Principal                      Owned on October 20, 1997
Occupation with the Company                    (Percentage of Total Shares)

Paula A. DeLisle                                              44,900 (*)
     Managing Consultant,
     Hong Kong

David B. Friend                                               46,000 (*)
     Northeast Regional Manager

John J. Gabarro                                                7,500 (*)
     Director

John J. Haley                                                227,749 (1.29%)
     Vice President; Retirement
     Practice Director

Gary T. Hallenbeck                                            122,500 (*)
     Vice President of Corporate
     Strategy and Development

Ira T. Kay                                                     60,900 (*)
     Vice President; Practice
     Director, Compensation
     Practice

Brian E. Kennedy                                               35,000 (*)
     Vice President; Managing
     Director, Canada; Managing
     Consultant, Toronto

Robert D. Masding                                                 01
     Senior Partner,
     Watson Wyatt Partners

R. Michael McCullough                                           7,500 (*)
     Director

Gail E. McKee                                                   4,500 (*)
     Account Manager; Director of Account
     Management, Western Region

* Beneficial ownership of 1% or less of all of the outstanding Common Stock is indicated with an asterisk.

1 Watson Wyatt Holdings Limited, which is wholly owned by Watson Wyatt Partners, in which Mr. Masding is a senior partner, owns 359,000 shares of the Company's Common Stock.




                                                  Number of Outstanding Shares
                                                 of Common Stock Beneficially
        Name and Principal                        Owned on October 20, 1997
Occupation with the Company                     (Percentage of Total Shares)

Paul V. Mee                                                    88,600 (*)
     Vice President; Western Regional
     Manager; Managing Consultant,
     Southern California

A. W. Smith, Jr.                                              276,342 (1.56%)
     President and Chief
     Executive Officer

John A. Steinbrunner                                          103,191 (*)
     Vice President; Midwest Region
     Retirement Practice Leader

A. Grahame Stott                                              129,000 (*)
      Vice President; Managing
       Director, Asia-Pacific Region

All current directors and executive officers                2,424,618 (13.70%)
as a group (19)

* Beneficial ownership of 1% or less of all of the outstanding Common Stock is indicated with an asterisk.


COMMON STOCK PURCHASE ARRANGEMENTS

To encourage ownership of Common Stock by associates, the Company maintains a Stock Purchase Plan ("SPP"). The Company regularly sells Common Stock to associates in March of each year pursuant to the SPP. Historically, ownership of the Common Stock has been spread widely among associates, with no individual shareholder owning more than 2% of the total number of shares outstanding. Until recently, it had been the Company's policy not to sell shares to shareholders who, as a result of such sales, would have purchased more than 300,000 shares under the SPP. The Company reduced this number to 200,000 in 1996.

Many transfers of Common Stock occur each year among associates and the Company because the Company's Bylaws require that associates who leave the Company must offer to resell their shares of Common Stock to the Company or to other associates. It is unlikely, however, that more than 25% of the Company's outstanding shares would be transferred in any particular year. Moreover, because such transfers occur among many individuals, they are unlikely to result in any change in control of the Company. The SPP permits associates to borrow up to the full amount of the purchase price of the Common Stock from the Company's lenders and the Company guarantees all such loans. As of October 20, 1997, 5,316,204 shares of Common Stock were pledged to the Company's lenders to secure loans to shareholders, representing approximately 30.03% of the outstanding shares of Common Stock. Few shareholders have ever defaulted on their loans, and no lender has ever obtained (or even attempted to obtain) ownership of pledged shares. The Company believes it is unlikely that financing arrangements under the SPP would result in any change in control of the Company.

BIOGRAPHICAL INFORMATION FOR OTHER EXECUTIVE OFFICERS OF THE COMPANY

Walter W. Bardenwerper (Age - 46): Vice President, General Counsel, Secretary and Director, as well as an officer and director of various subsidiaries of the Company, Mr. Bardenwerper joined the Company in 1987 as General Counsel and Assistant Secretary. He is a member of the Executive and Finance Committees of the Board and has been a Director since 1992. Mr. Bardenwerper is also a Director of Watson Wyatt Investment Consulting, Inc.

Robert J. Ellis (Age - 51): Vice President and Director of Marketing, Mr. Ellis joined the Company in 1980 as a consultant in the area of employee communications and has previously served as Chair of the Communications Practice. Mr. Ellis was a Director from 1992 to 1993.

Barbara L. Landes (Age - 47): Vice President, Finance and Chief Financial Officer, Ms. Landes joined the Company in 1994. From 1989 to 1993, Ms. Landes served as the Senior Vice President, Finance & Operations of WWOR-TV, Inc., a company primarily engaged in the media and entertainment business. Within that time period, Ms. Landes also held the positions of Vice President, Chief Financial Officer and Treasurer of Pinelands, Inc. which was the parent company of WWOR-TV, Inc. Ms. Landes is a member of the Finance Committee of the Board.

Gary M. Lawson (Age - 45): Vice President, Southeast Regional Manager, and Managing Consultant, Atlanta, Mr. Lawson joined the Company in 1988 as a compensation consultant and previously served as Chair of the Compensation Practice. Mr. Lawson was a Director from 1992 to 1993.

Sylvester J. Schieber (Age - 51): Vice President and Director of the Research and Information Center, Mr. Schieber joined the Company in 1983. Mr. Schieber consults in the area of health care and retirement policies. Mr. Schieber is Chair of the Audit Committee of the Board and was a Director from 1989 to 1996.

Robert J. Webb (Age - 54): Vice President, Southwest Regional Manager and Managing Consultant, Dallas, Mr. Webb joined the Company in 1964 and became Manager of the Dallas office in 1987. Mr. Webb is Chair of the Compensation and Stock Committee and serves on the Executive Pay Committee of the Board. Mr. Webb was a member of the Board from 1987 to 1996.

EXECUTIVE COMPENSATION

The following table sets forth annual compensation for services rendered to the Company in all capacities for the fiscal years ended June 30, 1997, 1996 and 1995 by those persons who were, on June 30, 1997, the Chief Executive Officer/President and the other four most highly compensated Executive Officers of the Company:

                                    SUMMARY COMPENSATION TABLE*

                                          (U.S. Dollars)
                                        Annual Compensation

                                                   Total   Other      All
                                                   Salary/ Annual     Other
 Name and Principal  Fiscal year Salary  Bonus1    Bonus   Comp-      Comp-
 Position                                                  ensation2  ensation3

 A.W. Smith, Jr.     1997       591,232  330,000   921,232  0         23,950
 President, CEO      1996       559,300  300,000   859,300  20,000    0
 and Director        1995       534,300  128,000   662,300  25,000    0

 Paul R. Daoust      1997       529,508  290,000   819,508  0         19,942
 Executive Vice      1996       507,800  275,000   782,800  10,000    0
 President,          1995       483,600  116,000   599,600  15,000    0
 COO and Director

 Charles A. Clemens  1997       433,750  260,000   693,750  0         21,550
 Vice President      1996       413,700  300,000   713,700  12,100    0
 and Director        1995       390,900  200,000   590,900  29,600    0

 Gary  T. Hallenbeck 1997       451,344  175,000   626,344  10,000    11,138
 Vice President of   1996       443,100  200,000   643,100  40,000    0
 Corporate           1995       415,000  200,000   615,000  32,500    0
 Strategy and
 Development
 and Director

 John J. Haley       1997       403,787  215,000   618,787  0         17,350
 Vice President,     1996       385,700  225,000   610,700  30,000    0
 Retirement          1995       352,000  150,000   502,000  19,500    0
 Practice Director
 and
 Director

*(See footnotes on following page.)



1 The Company's compensation system establishes target bonuses for all bonus-eligible associates based on their compensation band level. After the end of the Company's fiscal year, bonus-eligible associates are allocated a percentage of their target bonus based on individual and Company performance. Target bonuses for the CEO and COO were increased at the beginning of FY97 by the Board of Directors, upon the recommendation of the Executive Pay Committee. (For more information regarding this decision, please refer to the Report of the Executive Pay Committee/Compensation and Stock Committee on Executive Compensation which appears on page 13.)

    The following table indicates, for each named executive officer, the percentage of target bonus received for each of the three most recent fiscal years:


                                            Percent of Target Received

          Smith                   1997      79%
                                  1996      106%
                                  1995      47%

          Daoust                  1997      90%
                                  1996      107%
                                  1995      47%

          Clemens                 1997      118%
                                  1996      145%
                                  1995      101%

          Hallenbeck              1997      77%
                                  1996      91%
                                  1995      95%

          Haley                   1997      105%
                                  1996      117%
                                  1995      83%


2 "Other Annual Compensation" consists of a cash bonus of $1 per share for each share purchased in 1996 and 1995 and a cash bonus of $.50 per share for each share purchased in 1997 under the Stock Purchase Plan. Mr. Hallenbeck was the only named executive officer purchasing shares in 1997 since all others are above the 200,000 share maximum. These bonuses were also available to all participating associates.

3   "All  Other  Compensation"  consists  of  the  following:   (i)  a  one-time
    non-compete bonus equal to 5% of each named executive's fiscal year 1996 bonus; (ii) company matching contributions under the Savings Plan of 50% of the first 6% of total compensation contributed as a 401(k) salary deferral by the named executive up to the IRS maximum of $9,500; and (iii) an additional company matching contribution under the Deferred Savings Plan of 3% of total compensation above the IRS compensation limit of $160,000 if individual 401(k) contributions equal the IRS $9,500 maximum. All of these amounts were similarly available to all qualifying associates.



DEFINED BENEFIT PLANS

Pension Plan for U.S. Associates. The following table sets forth the estimated annual benefits payable on a five-year certain and life basis (excluding Social Security) under the Company's qualified pension plan and non-qualified excess pension plans to a U.S. associate who qualifies for normal retirement in 1997 with the specified average compensation equal to the average of the highest 36 consecutive months of compensation prior to retirement and the specified years of continuous service:

Annual Benefit Amounts1:


Average Annual Compensation                  Years of Continuous Service
for 36 Consecutive Months
with the Highest Average
Preceding Retirement           10             15             20          25

$   150,000              $ 30,328        $   45,492    $   60,656       $75,820
    250,000*               51,328            76,992       102,656       128,320
    350,000*               72,328           108,492       144,656       180,820
    450,000*               93,328           139,992       186,656       233,320
    550,000*              114,328           171,492       228,656       285,820
    650,000*              135,328           202,992       270,656       338,320
    750,000*              156,328           234,492       312,656       390,820
    850,000*              177,328           265,992       354,656       443,320
    950,000*              198,328           297,492       396,656       495,820
  1,050,000*              219,328           328,992       438,656       548,320

   1 The annual benefit at normal retirement (age 65) under the qualified plan is equal to 1.7% times the associate's average compensation for the 36 consecutive months with the highest compensation plus .4% times the associate's average compensation for the 36 consecutive months with the highest compensation that exceeds Social Security Covered Compensation, all times the number of completed years and months of continuous service up to 25 years.

   * As required by Section 415 of the IRC, qualified plan payments may not provide annual benefits exceeding a maximum amount, currently $125,000. For those associates who are covered under the excess plans, amounts above this maximum will be paid under the terms of the excess plans, up to the amounts shown in the table above. Pursuant to Section 401(a)(17) of the IRC, annual compensation in excess of $160,000 cannot be taken into account in determining qualified plan benefits.

The years of credited service for the associates named in the cash compensation table as of June 30, 1997 are: Mr. Smith - 28.5 years; Mr. Daoust - 27.1 years; Mr. Clemens - 29.1 years, Mr. Hallenbeck - 3.7 years and Mr. Haley - 20.2 years. Benefits are based solely on the compensation shown in the "Total Salary/Bonus" column of the Summary Compensation Table.

Supplemental Retirement Program for U.S. Associates. This non-qualified program provides additional retirement benefits to eligible associates who retire from active employment with the Company. Prior to January 1, 1997, the qualified pension plan recognized base pay only, with this Supplemental Retirement Program ("SRP") recognizing total pay. Associates eligible for benefits under this program were those who had total annual average compensation in excess of a minimum compensation level ($117,956 as of June 30, 1997 and indexed in the future) and who had attained age 50 with 10 or more years of service.

Effective January 1, 1997, the qualified pension plan was amended to recognize total pay; therefore, the SRP will be phased out over a transition period that will extend for five years through December 31, 2001. Associates eligible for transition benefits must meet all of the following criteria: total pay exceeds the minimum compensation level described previously; age 45 or older with 10 years or more of service as of

December 31, 1996; 60 or more "points" as of December 31, 1996 (sum of age and service is 60 or greater) and retirement after attaining age 50.

For purposes of the SRP, annual compensation refers to compensation amounts shown in the "Total Salary/Bonus" column of the Summary Compensation Table. Transition benefits will equal the amount of total retirement benefits that would have been paid under the qualified plan and SRP formulas in effect prior to January 1, 1997, less any benefits paid under the qualified plan in effect after that date. Prior to January 1, 1997, the qualified plan provided a benefit equal to 2.5% times the participant's average salary (base pay only) for the three consecutive years with the highest annual salaries for each completed year and month of continuous service up to 20 years, plus 2% of such compensation for each completed year and month of continuous service over 20 years, up to a maximum of 8-1/3 years, less 30/17% of the participant's estimated Social Security benefit for each completed year and month of continuous service, up to a maximum of 28-1/3 years. Prior to January 1, 1997, the SRP formula was approximately the same as the qualified plan, except bonus compensation was also recognized. For determining benefits under the prior plans, no pay increases after December 31, 1996 will be recognized. Benefits under the SRP are paid from the retirement date until the eligible associate reaches age 65. Any pension effect related to this program has not been considered in the preceding table which assumes normal retirement (age 65).

Other Pension Plans. The Company also has other pension plans which have been established in various countries for the benefit of eligible associates in those jurisdictions.

REPORT OF THE EXECUTIVE PAY COMMITTEE/COMPENSATION AND STOCK COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Philosophy. The Company's compensation program is designed to attract, motivate and retain quality associates by providing competitive total compensation based on individual and Company performance factors. In addition, the program is designed to be flexible in order to permit adjustments necessitated by general economic conditions or individual circumstances. The Company's compensation philosophy applies to all associates, including executive officers, and is administered by the Compensation and Stock Committee, with the exception of the compensation of the CEO and COO, which is determined as described below. Specifically, the compensation program is designed to:

1. Create a performance-oriented environment with variable compensation based upon achievement of annual and long-term results;

2. Focus management on maximizing shareholder value while at the same time adequately compensating all associates; and

3. Provide compensation that reflects the Company's performance relative to its key competitors and changes in its own performance over time.

For the fiscal year ended June 30, 1997 the compensation of the Company's executive officers (and all other bonus-eligible associates) was comprised primarily of three elements: Base salary, fiscal year-end bonuses and cash bonuses related to Stock Purchase Plan allocations. The Company's compensation system establishes target bonuses for all bonus-eligible associates based on their compensation band level. After the end of the Company's fiscal year, bonus-eligible associates are allocated a percentage of their target bonus based on individual and Company performance.

Determination of Compensation of the CEO and COO. The base compensation of the CEO for fiscal year 1997 was established by the Executive Pay Committee, which currently consists of the Company's two outside directors and the Chairs of the Executive and the Compensation and Stock Committees, and was then approved by the Board of Directors. The Committee's decision took into account the following:

         1.       The CEO's level of base compensation received in fiscal year
                  1996.

         2. Annual increases based upon progress made by the CEO in improving the Company's financial performance as well as achieving other key objectives and comparative annual increases granted to other associates within the Company.

         3. Information regarding compensation levels of CEOs of companies in similar industries. In 1996, the Executive Pay Committee conducted a study that indicated that the CEO's and COO's base salary and targeted cash compensation were below competitive levels.

Based on the analysis of competitive market compensation levels, the Executive Pay Committee recommended, and the Board of Directors approved at its August 1996 meeting, increasing the CEO's target bonus to 70% of his base salary and increasing the COO's target bonus to 60% of his base salary. The fiscal year-end bonus of the CEO was then primarily determined by a formula that related to the Net Operating Income (NOI) of the Company. NOI was defined to be the Company's net income before income taxes and discretionary payments such as bonuses, profit sharing and dividends. The formula bonus was then adjusted according to other factors the Executive Pay Committee deemed relevant based on the Performance Development Plan established for the CEO at the beginning of the fiscal year. Based on these factors, the CEO received 79% of his target bonus. At the recommendation of the CEO, and with the agreement of the Executive Pay Committee, the COO received 90% of his target bonus.1

1 For FY97, the Company-wide bonus pool was funded, on average, at 96% of target, although each eligible associate's bonus varied based on individual performance.

Determination of Compensation of Other Executive Officers. The base compensation and fiscal year-end bonuses of the Company's other Executive Officers are
determined   by  the  CEO  and  COO  (except  with  respect  to  the  COO's  own compensation, which is determined by the CEO after consultation with the Executive Pay Committee, as described above) consistent with the factors described above and also taking into account the performance of the business units managed by these individuals.

Executive Pay Committee                      Compensation and Stock Committee
Charles A. Clemens                           Charles A. Clemens
John J. Gabarro                              Paul R. Daoust
R. Michael McCullough - Chair                Gary T. Hallenbeck
Robert J. Webb (non-director member)         Ira T. Kay
                                             Robert J. Webb - Chair (non-
                                             director member)

COMPENSATION AND STOCK COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

The members of the Company's Compensation and Stock Committee, as of June 30, 1997, were Charles A. Clemens, Paul R. Daoust, Gary T. Hallenbeck, Ira T. Kay, and Robert J. Webb. All are officers of the Company. The Committee members do not participate in decisions regarding their own compensation.

SHAREHOLDER RETURN GRAPH

The graph set forth below depicts total cumulative shareholder return and assumes $100 invested on July 1, 1992 in the Company's Common Stock, the New York Stock Exchange Broad Market Index, and an independently compiled industry peer group index comprised of the common stock of companies within the management consulting services standard industrial classification code. The graph assumes reinvestment of dividends. Please note that returns on the Company's Common Stock are calculated using stock prices determined in accordance with the Company's Bylaws, whereas the returns shown for the indices are based on the value of shares traded on an open market.

The independently compiled peer group index was utilized because the Company's most direct competitors do not make their financial information publicly available.

Comparitive 5-Year Cumulative Total Return
Among Watson Wyatt, Peer Group, and Broad Index

[GRAPHIC OMITTED]

YEAR               1992      1993    1994       1995      1996        1997
                   ----      ----    ----       ----      ----        ----
Watson Wyatt Common Stock
                  100.00    97.16    104.96     106.62    116.78      125.30

Peer Group Index
                  100.00    96.47    94.32      108.71    182.49      130.27

NYSE Broad Market Index
                  100.00    113.41   117.36     140.09    175.27      228.94


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 1, 1995, the Company transferred its United Kingdom operations to R Watson & Sons (subsequently renamed Watson Wyatt Partners) and received a beneficial interest and a 10% interest in a defined profit pool of the partnership. The Company also transferred its Continental European operations to a newly formed holding company owned by the Company and Watson Wyatt Partners in exchange for 50.1% of its shares. Mr. Robert D. Masding, a senior partner of Watson Wyatt Partners, is a member of the Company's Board of Directors. Watson Wyatt Partners and the Company provide various services to and on behalf of each other in the ordinary course of business.


COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file certain reports with the Securities and Exchange Commission relating to their ownership of, and transactions in, the Company's Common Stock. To the Company's knowledge, based on review of the copies of such filed reports, the Company complied with all
Section 16(a) filing requirements applicable to such officers and directors.


SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee, pursuant to the authority delegated to it by the Board, selects the independent public accountants to audit the financial statements of the Company. Price Waterhouse LLP acted as the Company's independent public accountants for the fiscal year ended June 30, 1997. Price Waterhouse LLP will continue to provide this service to the Company for the fiscal year ended June 30, 1998. Representatives of Price Waterhouse LLP are not expected to attend the Annual Meeting; however, Price Waterhouse LLP will report to the Secretary of the Company the results of the Proxy vote tally immediately prior to the Annual Meeting.


MANNER IN WHICH THE PROXIES WILL BE SOLICITED AND VOTED

The cost of soliciting proxies will be borne by the Company. In addition to the distribution of the proxies by Office Administrators, proxies may be solicited with the assistance of associates of the Company personally, by telephone, electronically or by facsimile.

All properly executed proxies received by Management will be voted. In the absence of contrary direction, Management proposes to vote the proxies FOR the election of each of the above-named Nominees to the Board.

Management knows of no other matter which may come up for action at the meeting. However, if any other matter properly comes before the meeting, the proxies named on the Proxy form enclosed will vote in accordance with their judgment upon such matter. Individual proxies will be counted by Price Waterhouse LLP in an effort to ensure the confidentiality and anonymity of each shareholder's votes. Whether or not you expect to be present at the meeting, you are urged to sign, date and promptly return the enclosed Proxy to your office administrator by November 14, 1997 for forwarding to Price Waterhouse LLP. Please return your Proxy in accordance with the directions on the bottom of the Proxy form.

SHAREHOLDER PROPOSALS

Any shareholder wishing to present a proposal at the 1998 Annual Meeting of the Company, currently expected to be held on November 19, 1998, may submit such proposal in writing to Watson Wyatt & Company, Office of the Secretary, 6707 Democracy Boulevard, Suite 800, Bethesda, Maryland 20817. Such proposals must be received no later than June 30, 1998.


                                        By Order of the Board of Directors,




                                      -----------------------------------------
                                          Walter W. Bardenwerper, Secretary






Bethesda, Maryland
October 31, 1997

MANAGEMENT PROXY                              WATSON WYATT & COMPANY
The undersigned hereby appoints A. W. Smith, Jr., Paul R. Daoust and Walter W. Bardenwerper, and each of them, as his or her proxies, each with full power of substitution, to vote all of the undersigned's shares of capital stock of the Company at the Annual Meeting of Shareholders of Watson Wyatt & Company to be held on Thursday, November 20, 1997, and at any adjournments thereof, with the same authority as if the undersigned were personally present, as specified below

  THE DIRECTORS OF THE COMPANY RECOMMEND A VOTE "FOR" ALL NOMINEES BELOW

  I. [ ] FOR all sixteen Nominees listed below (except as otherwise directed below);
      [  ] WITHHOLD AUTHORITY TO VOTE FOR all sixteen nominees listed below:

                      Charles A. Clemens               Brian E. Kennedy
                      Paul R. Daoust                   Robert D. Masding
                      Paula A. DeLisle                 R. Michael McCullough
                      David B. Friend                  Gail E. McKee
                      John J. Gabarro                  Paul V. Mee
                      John J. Haley                    A. W. Smith, Jr.
                      Gary T. Hallenbeck               John A. Steinbrunner
                      Ira T. Kay                       A. Grahame Stott

   INSTRUCTIONS:   To  withhold  authority  to  vote  for  any  individual
   nominee(s),   write  the  individual(s) name(s) on the following blank line:


  II. In their discretion, the proxies are authorized to consider and act upon all other matters that may properly come before the meeting or any and all postponements or adjournments thereof.

UNLESS A CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES FOR DIRECTORS OF THE COMPANY. THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.

When signing in any representative capacity, please insert your title and attach papers showing your authority unless already on file with the Company.



Signature of Shareholder                               Watson Wyatt Office



Please Print Shareholder Name (Legibly)                Date Signed

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Shareholders must deliver their signed Proxy (in the envelope provided) to their Office Administrator for forwarding to Price Waterhouse LLP, 1301 K Street, N.W., Suite 800 West, Washington, DC 20005-3333 (Attn: P. Akins). Please mark, sign, date and return this Proxy to your Office Administrator on or before November 14, 1997.